EXHIBIT 10.1

EXECUTION VERSION

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K.  [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Date: March 27, 2021

WARRANTY DEED

BETWEEN

BROADRIDGE SWEDEN HOLDINGS AB

AS BUYER

AND

THE PERSONS LISTED IN SCHEDULE 1

AS MANAGEMENT WARRANTORS

160 Queen Victoria Street
London EC4V 4QQ, UK
Tel: +44 (0) 20 7184 7000
Fax: +44 (0) 20 7184 7001

-i-

Date: March 27, 2021

PARTIES

(1)	BROADRIDGE SWEDEN HOLDINGS AB with registered number 559301 7386 and registered address at Box 270, S-851 04 Sundsvall, Sweden (the “Buyer”); and

(2)	The persons whose names and addresses are set out in Schedule 1 hereto (together the “Management Warrantors” and each a “Management Warrantor”).

INTRODUCTION

(A)	The Management Warrantors are engaged in the management of the operations of the Target Group.

(B)	In connection with the sale of the Shares to the Buyer under the Share Purchase Agreement, the Management Warrantors have agreed to give the Warranties on and subject to the terms and conditions contained in this deed.

(C)	This deed is entered into by the parties pursuant to, and is supplemental to, the Share Purchase Agreement and is an integral part of the Transaction.

1.	Interpretation

1.1	Words and expressions defined in clause 1.1 of the Share Purchase Agreement shall (unless defined in this deed or the context otherwise requires) have the same meanings in this deed.

1.2	In this deed unless the context otherwise requires:

“Accounts”	has the meaning given to it in the Share Purchase Agreement;

“Accounts Date”	has the meaning given to it in the Share Purchase Agreement;

“Anti Corruption Laws”	has the meaning given to it in Schedule 2;

“applicable laws”	means any law, statute, regulation, code, ordinance, rule, judgment, order, decree or directive and any requirement of a Competent Authority, which applies to the Target Group in any relevant jurisdiction in which the Target Group operates;

“Associated Person”	means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf;

“Business Day”	has the meaning given to it in the Share Purchase Agreement;

“Business IPR”	means all Intellectual Property Rights which have in the three years prior to the date of this deed been used or intended to be used primarily in or in connection with the business of any Target Group Company and which are material to the business of the Target Group;

“Business IT”	means all IT Systems which are currently owned or used by any Target Group Company and which are material to the business of the Target Group;

“Buyer’s Group”	has the meaning given to it in the Share Purchase Agreement;

“Claim”	means any claim, proceeding, suit or action against any Management Warrantor arising out of or in connection with any breach of the Warranties contained in this deed or any breach of, or claim under, Schedule 4;

1

“Closing”	has the meaning given to it in the Share Purchase Agreement;

“Companies Act”	means the Companies Act 2006;

“Competent Authority”	means, in any relevant jurisdiction, any national, state or local government authority, any government, quasi-governmental, judicial, public or administrative agency, authority or body;

“Data Protection Laws”	means all applicable laws, rules, regulations, directives decisions, codes of practice and guidance relating to data protection and/or privacy which are from time to time applicable to a Target Group Company including (i) all national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the GDPR (including the GDPR as incorporated into UK law) and all related national laws, regulations and secondary legislation; (iii) all applicable national laws and regulations implementing European Directive 2002/58/EC; (iv) the Privacy Act 1988 (Cth) and any regulations and guidance that may be issued pursuant to the Privacy Act from time to time; (v) the California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq., and any regulations and guidance that may be issued pursuant to CCPA from time to time; and (vi) U.S. state breach notification laws, and the applicable data protection laws of other nations;

“Data Room”	has the meaning given to it in the Share Purchase Agreement;

“Disclosed”	has the meaning given to it in the Share Purchase Agreement;

“Disclosure Documents”	means the bundle of documents annexed to the Disclosure Letter, an index of which is annexed hereto;

“Disclosure Letter”	means the letter from the Management Warrantors to the Buyer disclosing certain matters relating to certain of the Warranties dated on or about the date of this deed including the contents of the Schedules thereto and those documents, facts, events, circumstances, matters and information deemed to be Disclosed in it;

“Employees”	means the individuals employed by a Target Group Company and “Employee” means any one of them;

“Encumbrance”	has the meaning given to it in the Share Purchase Agreement;

“Finally Determined”	means either agreed between the relevant Management Warrantor and the Buyer in writing, withdrawn by the Buyer in writing, or determined by a court of competent jurisdiction in England from which there is either no further appeal in England or from whose judgment the relevant Management Warrantor or the Buyer (as the case may be) do not appeal within the period during which such appeal may properly be brought;

“Intellectual Property Rights”	means trade marks, service marks, trade names, domain names, get-up, logos, patents, inventions, design rights, copyrights, database rights, moral rights, goodwill and the right to sue for passing off or unfair competition, rights in computer software, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other similar rights and intellectual property rights in any part of the world, in each case irrespective of whether registered or unregistered, including any registration of such rights and applications for such registrations;

2

“IT Contracts”	means all arrangements and agreement which are material to the business of the Target Group under which:
(a)

any third party provides any element of, or services relating to, IT Systems, including without limitation leasing, hire-purchase, software licences, support, maintenance, services, development and design agreements; and

	(b)	the Target Group provides any third party with any element of, or services relating to, IT Systems, including without limitation leasing, hire-purchase, software licences, support, maintenance services, development and design agreements;

“IT Systems”	means all computer systems, communications systems, software and hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such);

“Know-how”	means industrial and commercial information and techniques in any form not in the public domain including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Licensed Business IPR”	means Business IPR other than Owned Business IPR;

“Licensed Out IPR”	means Business IPR which a Target Group Company has licensed or agreed to license any to any third party;

“Locked Box Accounts”	means the unaudited consolidated balance sheet of the Target Group as at the Locked Box Date;

“Locked Box Date”	has the meaning given to it in the Share Purchase Agreement;

“Management Warrantors’ Representative”	means the person appointed pursuant to Clause 8.4;

“Management Warrantors’ Solicitors”	means White & Case LLP of 5 Old Broad Street London EC2N 1DW, United Kingdom;

“Material Contract”	means any: (a) Material Customer Contracts; and (b) Material Supplier Contracts;

“Material Customer Contract”	means the top 20 customer contracts of the Target Group as identified by Management Warrantors and provided as part of the Disclosure Documents;

3

“Material Owned Business IPR”	means the Owned Business IPR which are material for the business of the Target Group;

“Material Supplier Contract”	means the top 20 supplier contracts of the Target Group as identified by Management Warrantors and provided as part of the Disclosure Documents;

“Open Source Software”	means any software that: (a) is distributed or made available as open source software, free software or pursuant to any similar distribution and/or licensing model or (b) requires, as a condition of its use, modification and/or distribution that any such software or any other software derived from, incorporated into, or distributed with such software or into which such software is incorporated, be distributed or disclosed in source code form, licensed for the purpose of making derivative works and/or redistributable at a minimum charge or no charge;

“Owned Business IPR”	means Business IPR which is owned by any Target Group Company;

“Pension Schemes”	means each of the employee pension benefit plans listed in the Data Room;

“Personal Information”	means any information relating, directly or indirectly, to any identified or identifiable natural person, including but not limited to terms such as "Personal Information", "Personal Data", “Personally Identifying Information” and similar terms as defined under Data Protection Laws;

“PrefCo Buyback Agreement”	means the agreement governing the acquisition of all preference shares in Itiviti Preference Co AB by Itiviti AB;

“Processor”	means a third party appointed by a Target Group Company that processes the Target Group Company’s Personal Information;

“processing”	shall have the meaning given to this term under Data Protection Laws;

“Properties”	means the properties owned and occupied by the Target Group details of which are Disclosed in the Disclosure Documents and “Property” means any one of them;

“Reserved Shares”	means (i) the shares in Itiviti Philippines Inc. issued to 5 local directors and representing in aggregate less than 0.01% of the entire share capital of Itiviti Philippines Inc. and (ii) the preference shares in Itiviti PreferenceCo AB which are held by external third parties and which will be bought back by Itiviti AB pursuant to the PrefCo Buyback Agreement;

“Sanctions”	means any U.S. sanctions administered by U.S. Treasury Department’s Office of Foreign Assets Control or any equivalent sanctions or measures imposed by the United Nations and/or the European Union and/or Her Majesty’s Treasury or any other or similar sanctions or measures imposed by a regulatory body which are applicable to any Target Group Company;

“Share Purchase Agreement”	means the agreement entered into (or to be entered into) on or about the date of this deed between, inter alios, the Sellers (as defined therein) and the Buyer relating to the acquisition by the Buyer of the entire issued share capital of the Target, together with any agreements to be entered into pursuant to it;

4

“Senior Employee”	means each of [***];

“Shares”	has the meaning given to it in the Share Purchase Agreement;

“Software”	all software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain, understand, support and modify the software (“Source Code”)) and firmware developed by or for, or owned or licensed to a third party or otherwise commercialised by, a Target Group Company, and in each case, necessary for a Target Group Company to operate its business;

“Supervisory Authority”	means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws.

“Target”	has the meaning given to it in the Share Purchase Agreement;

“Target Group”	has the meaning given to it in the Share Purchase Agreement;

“Target Group Companies”	has the meaning given to it in the Share Purchase Agreement;

“Target Group Company”	has the meaning given to it in the Share Purchase Agreement;

“Tax Authority”	means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax” or “Taxation”	has the meaning given to it in the Share Purchase Agreement;

“Transaction”	has the meaning given to it in the Share Purchase Agreement;

“Transaction Documents”	has the meaning given to it in the Share Purchase Agreement;

“Warranties”	means those warranties contained in Schedule 2; and

“W&I Policy”	has the meaning given to it in the Share Purchase Agreement.

1.3	In this deed unless expressly stated otherwise:

(a)	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(b)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(c)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; provided that as between the parties no such amendment, re-enactment or modification shall apply for the purposes of this deed to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any party;

5

(d)	any reference to any document other than this deed is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this deed) at any time;

(e)	a reference to a document “in the agreed form” means a form of document agreed by each of the parties and signed by or on behalf of each party for the purposes of identification;

(f)	references to the time of day are to London Time;

(g)	references to “Euros”, “€” or “EUR” are references to the Euro, being the lawful currency of certain European Union member states;

(h)	any amounts expressed in, or required for the purposes of this deed to be translated from, any currency other than Euros, shall be translated into Euros in accordance with the prevailing rate of exchange as at the applicable date as quoted by Bloomberg as at such date;

(i)	a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

(j)	a reference to a document or communication being “signed” by or on behalf of any person means signature in manuscript by that person or his duly authorised agent or attorney (which manuscript signature may be affixed and/or transmitted by email) and not any other method of signature;

(k)	any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established;

(l)	any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1169 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

(m)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

(n)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

6

(o)	any provision which is expressed to bind the Management Warrantors shall bind each of them severally (and thus not jointly) and any reference to “the Management Warrantors” in this deed shall be construed as a reference to each Management Warrantor individually and severally (and thus not jointly) unless otherwise expressly provided. The Buyer may in its absolute discretion release, compound, or compromise or give time or indulgence in relation to the liability of certain Management Warrantors without in any way prejudicing or affecting its rights against the other Management Warrantors.

2.	Warranties and Recourse

2.1	Each of the Management Warrantors hereby severally warrants to the Buyer that each of the Warranties is true, accurate and not misleading at the date hereof and in relation to the warranties set out in paragraph 1.1 to 1.8 of Schedule 2 immediately prior to Closing. This deed is entered into by the Management Warrantors and the Warranties given in this deed are given and made in connection with and are integral to the Transaction and the Buyer’s commercial decision to enter into the Share Purchase Agreement on its terms and to proceed to Closing on that basis.

2.2	Each of the Warranties is given subject to:

(a)	the matters being Disclosed in the Disclosure Letter (save as provided in clause 2.3); and

(b)	any limitations, exceptions or exclusions expressly provided for in this deed.

2.3	Where any statement set out in Schedule 2 is qualified by the expression "so far as the Management Warrantors are aware" or words to such effect, such expression shall mean that each Management Warrantor shall be deemed to have knowledge of all facts, matters and circumstances actually known to any of the Management Warrantors as at the date of this deed, having made enquiry of [***].

2.4	The warranties set out in paragraphs 1.1 to 1.8 (inclusive) of Schedule 2 are fundamental warranties and cannot be disclosed against.

2.5	Each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary) shall not be limited by the terms of or by reference to any of the other Warranties.

3.	Assignment

3.1	No party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this deed without the prior written consent of the other parties, provided that:

3.1.1	this deed and the benefits arising under it may be assigned in whole or in part by the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this deed and the benefits arising under it shall automatically transfer back to the Buyer immediately prior to such cessation); and

3.1.2	this deed and the benefits arising under it may be assigned or charged in whole or in part by the Buyer, to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities entered into for the purposes of the transactions contemplated by the Share Purchase Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made for the purposes of the transactions contemplated by the Share Purchase Agreement or to any person entitled to enforce any such security.

3.2	In the case of an assignment pursuant to Clause 3.1 above, the liability of the Management Warrantors to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assigning party.

7

3.3	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 3.1 shall be ineffective.

4.	Tax Covenant

The provisions of Schedule 4 apply in this deed in relation to Tax.

5.	Effect of Closing

The terms of this deed (subject as specifically otherwise provided in this deed) shall continue in force after and notwithstanding Closing and the remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Closing.

6.	Counterparts and Duplicates

6.1	This deed may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this deed is executed in duplicate, each duplicate constitutes an original.

7.	Third Party Rights

7.1	Except as expressly stated in this deed, this deed does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The parties may rescind, vary or terminate this deed in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

8.	Notices

8.1	Any notice or other communication in connection with this deed (each, a “Notice”) shall be:

(a)	in writing; and

(b)	delivered by hand, e-mail, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

8.2	For the purposes of this Clause 8.2, the authorised address of:

(a)	each of the Management Warrantors shall be the address of the Management Warrantors’ Representative set out in Schedule 1, with a copy (which shall not constitute service) to the Management Warrantors’ Solicitors, marked for the urgent attention of Mike Weir at White & Case LLP, 5 Old Broad Street, London, EC2N 1DW, United Kingdom; and

(b)	the Buyer shall be:

For the attention of:	Broadridge Financial Solutions, Inc. C/o General Counsel

Address:	5 Dakota Drive, Suite 300, Lake Success, NY 11042

E-mail:	legalnotices@broadridge.com

Copy (which shall not constitute notice) to:

Julian Ciecierski-Burns: julian.ciecierski-burns@squirepb.com

Paul Lewis: paul.lewis@squirepb.com

or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 8.2. Notice of any change shall be effective ten Business Days after it is served.

8

8.3	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at 9.00 am on the third Business Day after (and excluding) the date of posting;

(b)	at the time of delivery, if delivered by hand or courier; or

(c)	at the time of transmission in legible form, if delivered by fax or e-mail, provided (in the case of email) that the sender has not received an out of office reply or failure to send notification as long as a copy is dispatched by hand or post to the recipient as soon as reasonably practicable thereafter.

8.4	The Management Warrantors hereby appoint Robert Mackay as their representative who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Management Warrantors to the Buyer (the “Management Warrantors’ Representative”). The Buyer shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Management Warrantors’ Representative. Service of any notice or other communication on the Management Warrantors’ Representative shall be deemed to constitute valid service thereof on all the Management Warrantors. The Management Warrantors may by unanimous decision appoint replacement Management Warrantors’ Representative, provided that ten Business Days’ prior written notice of such appointment has been given to the Buyer and provided, however, that until a successor Management Warrantors' Representative shall have been appointed, the Management Warrantors' Representative shall continue to perform its duties and obligations under this deed.

9.	Invalidity

9.1	If any provision in this deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this deed and the legality, validity and enforceability of the remainder of this deed shall, subject to any deletion or modification made under Clause 9.1, not be affected.

10.	General Provisions

10.1	The Buyer may release or compromise the liability of any of the Management Warrantors hereunder or grant to any Management Warrantor time or other indulgence without affecting the liability of any other Management Warrantor hereunder.

10.2	Any waiver of a breach of any of the terms of this deed or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this deed.

10.3	Notwithstanding any provision in this deed to the contrary, any and all obligations of the Management Warrantors under this deed are several and each Management Warrantor shall only be responsible for fulfilling its own obligations hereunder and shall not be liable or responsible for the failure of any party to fulfil its respective obligations.

10.4	Except as otherwise expressly provided in this deed or expressly agreed by the parties in writing, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this deed and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this deed are cumulative and are not exclusive of any rights or remedies provided by law.

9

10.5	This deed may be varied only by a document signed by the Buyer and by the Management Warrantors’ Representative on behalf of the Management Warrantors.

11.	Governing Law and Submission to Jurisdiction

11.1	This deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

11.2	Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this deed and that accordingly any proceedings arising out of or in connection with this deed shall be brought in such courts.

11.3	Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this deed or any matters arising under it, the process by which it is commenced, (where consistent with the applicable rules) may be served on them in accordance with Clause 8.2.

12.	Liability

The Buyer shall not exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the Buyer to any Management Warrantor under the Share Purchase Agreement or under any other Transaction Document unless and until the relevant Management Warrantors' liability under this deed has been agreed by the relevant Management Warrantor or Finally Determined in favour of the Buyer.

13.	Entire Agreement

13.1	This deed and the Transaction Documents contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements between the parties (both oral and written) relating to the subject matter of this deed and the Transaction Documents.

13.2	Each of the parties acknowledges and agrees that:

(a)	it does not enter into this deed on the basis of and does not rely, and has not relied upon, any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this deed or not), except as expressly set out in this deed or any other Transaction Document and, the only remedy or remedies available in respect of any representation, statement, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever made to it shall be a claim for breach of contract under this deed and/or any other Transaction Document;

(b)	no statement, undertaking, assurance, warranty, covenant or other provision set out in this deed that is given by any party to this deed to any other is given as a representation;

(c)	any statutory or common law terms, warranties, representations or conditions that are not expressly set out or referred to in this deed or any other Transaction Document and might otherwise be implied are hereby expressly excluded; and

(d)	this Clause 13 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this deed which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this deed.

10

In Witness whereof this deed has been executed and delivered as a deed on the date first above written.

Executed as a Deed by BROADRIDGE SWEDEN HOLDINGS AB

acting by Adam D. Amsterdam:

/s/ Adam D. Amsterdam
Authorized signatory

In the presence of:

/s/ Mary C. Amsterdam
Witness signature

Witness Name: Mary C. Amsterdam

Witness Address: 200 N. End Avenue, #27B, NY, NY 10282
Witness Occupation: E. Director 2 Artists Group

11

Management Warrantors

Executed as a Deed by
ROBERT MACKAY

/s/ Robert Mackay

In the presence of:

/s/ Mark Lavery
Witness signature

Witness Name: Mark Lavery
Witness Address: 1 Scholars Road, London, SW12 0PF
Witness Occupation: Head of FBP, Itiviti

Executed as a Deed by
LINDA MIDDLEDITCH

/s/ Linda Middleditch

In the presence of:

/s/ Giles Deards
Witness signature

Witness Name: Giles Deards
Witness Address: 22 Dundonald Road, NW10 3HR
Witness Occupation: PR Director

Executed as a Deed by
ANTOINE PIETER VAN TIGGELEN

/s/ Antoine Pieter Van Tiggelen

In the presence of:

/s/ Mark Lavery
Witness signature

Witness Name: Mark Lavery
Witness Address: 1 Scholars Road, London, SW12 0PF
Witness Occupation: Head of FBP, Itiviti

12

Executed as a Deed by
ANIL SHAH

/s/ Anil Shah

In the presence of:

/s/ Mark Lavery
Witness signature

Witness Name: Mark Lavery
Witness Address: 1 Scholars Road, London, SW12 0PF
Witness Occupation: Head of FBP, Itiviti

13

Schedule 2

Warranties

Except where the context otherwise requires, the Warranties shall apply not only to the Target but also to each of the Target Group Companies as if they had been expressly repeated with respect to each such Target Group Company, naming each one of them in place of the Target throughout.

In this Schedule “material” shall mean material in the context of the relevant Target Group Company.

1.	The Shares and Target Group

1.1	The Shares comprise all issued shares representing the whole of the issued and allotted share capital of the Target, have been properly and validly issued and allotted and each is fully paid.

1.2	The Sellers are the sole and legal beneficial owners of the Shares and are entitled to transfer the legal and beneficial title to the Shares to the Buyer free from all Encumbrances, without the consent of any other person.

1.3	The information set out in Schedule 1 of the Share Purchase Agreement is true, accurate and not misleading.

1.4	Save for the Reserved Shares, the Target directly or indirectly owns, legally and beneficially, free from Encumbrances, all shares representing the whole of the issued share capital of the Target Group Companies and all such shares are fully paid or credited as fully paid. There is no agreement or commitment to give or create any Encumbrance over or affecting any shares in any Target Group Company.

1.5	In relation to the Target, there is no shareholders’ agreement that will not be terminated in full on Closing.

1.6	Save pursuant to the PrefCo Buyback Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, redemption, issue, transfer or sale of any share or any other security of any kind giving rise to a right over the capital of any Target Group Company (including any option or right of pre-emption or conversion), and neither the Sellers nor any Target Group Company has agreed to confer any such rights and no person has claimed any such rights.

1.7	No Target Group Company has purchased, redeemed, reduced, repaid or forfeited any of its share capital.

1.8	Each Target Group Company validly exists under the laws of the country in which it is incorporated and has all requisite corporate powers and authority to own property and carry on its business as presently conducted.

1.9	No Target Group Company is the legal or beneficial owner of any shares or securities of any other person (other than the Target Group Companies) or has agreed to acquire any such shares or securities, or is in any partnership with any other person.

1.10	No Target Company has had any branch or permanent establishment outside its own country of incorporation.

1.11	The statutory books of each Target Group Company have been properly kept in all material respects, are up to date and contain complete and accurate details of all matters required by applicable laws to be entered in them. As far as each Management Warrantor is aware, no notice or allegation has been received that such registers and books are incorrect or should be rectified.

1.12	All returns, particulars, resolutions and other documents that the Target Group Companies are required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered and copies of all shareholder resolutions of each Target Group Company which remain in force and have not been filed at the relevant authority are included in the Data Room.

14

1.13	No Target Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person.

1.14	There are no liabilities which are outstanding on the part of, nor are there any existing or threatened claims by or against, any Target Group Company in relation to any purchase and sale of shares or assets, buyback, merger or takeover, corporate reorganisation, joint venture or any other significant corporate event undertaken by any Target Group Company.

2.	Insolvency

2.1	No Target Group Company is insolvent under the laws of its jurisdiction of incorporation.

2.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any Target Group Company and no events have occurred which, under applicable laws, would justify such proceedings.

2.3	No creditor of any Target Group Company has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of any Target Group Company or is likely to do so in the immediate future.

2.4	No Target Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

2.5	There are no contingent or residual liabilities of any Target Group Company in relation to any dissolved entity of the Target Group.

3.	Accounts

3.1	A copy of the Accounts is contained in the Disclosure Documents.

3.2	The Accounts have been prepared in accordance with the requirements of all relevant laws and regulations at the date to which they relate, and where the accounting practice used to prepare the Accounts differs from those applicable in previous financial periods, the effect of any such difference has been Disclosed.

3.3	The Accounts show a true and fair view (Sw. rättvisande bild) of the:

(a)	assets and liabilities and financial position as at the date for which the applicable Accounts are prepared; and

(b)	profits/losses and income for the financial year for which the applicable Accounts are prepared;

of the applicable Target Group Company.

3.4	The Accounts have been audited by a statutory or certified auditor (as applicable) who has provided an unqualified audit opinion and the Accounts have been duly filed in accordance with all applicable laws (if required).

4.	Locked Box Accounts

4.1	The Locked Box Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Accounts. Having regard to the purpose for which the Locked Box Accounts were prepared, the Locked Box Accounts are not misleading in any material respect and neither materially overstate the value of the assets nor materially understate the liabilities of the Target Group Companies as at the Locked Box Date.

15

4.2	The accounting and other records of each Target Group Company are up to date and have been properly and accurately maintained in accordance with all applicable laws and are in the possession of each Target Group Company.

4.3	All the accounting records and systems of each Target Group Company are recorded, stored and maintained by the Target Group or otherwise held by a member of the Target Group.

5.	Business Since the Locked Box Date

5.1	Since the Locked Box Date:

(a)	the business of the Target Group has been carried on as a going concern in the ordinary and usual course consistent with past practice;

(b)	there has been no material adverse change in the financial or trading condition of any Target Group Company;

(c)	no Target Group Company has entered into any material transaction (including the sale of any material fixed assets), or any Material Contract, or assumed or incurred any material liabilities (including contingent liabilities) in excess of €500,000 or made any material payment not provided for in the Locked Box Accounts;

(d)	otherwise than in the ordinary and usual course of carrying on its business, the Target has not incurred any additional borrowings or incurred any other indebtedness which are material;

(e)	no part of the business of the Target Group has been affected by material abnormal factors (including without limitation force majeure events);

(f)	no Target Group Company has declared, made or paid any dividend or other distribution to its shareholders and no Target Group Company has received a distribution from any company in contravention of applicable law;

(g)	no Target Group Company has either (i) allotted or issued or agreed to be allot or issue any share capital or any other security giving rise to a right over its capital or (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital; and

(h)	no resolution of the members of any Target Group Company has been passed, whether in general meeting or otherwise (other than any resolutions relating to the routine business of an annual general meeting).

6.	Financial Obligations

6.1	Financial Facilities

(a)	Complete and accurate details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Target Group Companies are provided in the Disclosure Documents and the Target Group is in compliance with all such facilities in accordance with their terms and there are no circumstances whereby continuation of such facilities might be prejudiced or affected as a result of a transaction effected by the Share Purchase Agreement.

(b)	No indebtedness of a Target Group Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

(c)	No event has occurred or been alleged which would become an event of default or result in a breach of any financial indebtedness or which would entitle any person to call for repayment prior to normal maturity.

16

(d)	No Target Group Company is a party to, nor has agreed to enter into, any lending, or purported lending agreement or arrangement as lender.

(e)	No overdraft or other financial facilities available to any member of the Target Group are dependent upon the guarantee of or security provided by any other person other than a Target Group Company.

(f)	No member of the Target Group has outstanding obligations in respect of a derivative transaction, including but not limited to, any foreign exchange transaction other than under any derivative transaction that has been Disclosed.

6.2	Guarantees etc.

There is no outstanding guarantee, indemnity, suretyship or security given:

(a)	by any Target Group Company; or

(b)	for the benefit of any Target Group Company.

6.3	Off-Balance Sheet Financing

(a)	No Target Group Company has factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Locked Box Accounts.

(b)	All dividends or distributions declared, made or paid by the Target have been declared, made or paid in accordance with all applicable laws and in accordance with any agreements or arrangements between the Target and the payee regulating the payment of such dividends and distributions.

6.4	Grants and Allowances

No Target Group Company has applied for or received any grant, subsidy or allowance from any governmental or other body.

7.	Assets

7.1	The Properties

(a)	The Disclosure Documents contain true and accurate details of the Properties.

(b)	No Target Group Company has any interest in real estate save for the Properties and has not been the tenant or guarantor of any leasehold premises not listed in the Disclosure Documents in respect of which any obligations of or liabilities to a member of the Target Group remain outstanding because the time limitations applicable to such obligations (including any applicable statutory limitations) have not expired yet.

7.2	Leases

Where the interest of the Target Group in any Property is leasehold:

(a)	all material details are included in the Disclosure Documents;

(b)	all rents accrued have been paid and so far as each Management Warrantor is aware, there is no subsisting breach of any covenant, condition or agreement contained in the lease under which the Target Group holds its interest in the Property, on the part of the relevant landlord or the Target Group which would materially adversely affect the business of the Target Group nor has any respective party served notice to terminate any lease regarding the Property on this basis; and

17

(c)	with respect to each of the leases, such lease is legal, valid, binding, enforceable and in full force and effect.

7.3	Ownership of Non-Property Assets

(a)	All assets included in the Locked Box Accounts or acquired by any of the Target Group Companies or which have otherwise arisen since the Locked Box Date, other than the Properties and Business IPR, any immaterial fixed and any current assets disposed of or realised in the ordinary and usual course of business:

(i)	are legally and beneficially owned by the Target Group Companies and each Target Group Company has the right to use all tangible material assets used in their respective businesses or presently located on their respective premises;

(ii)	are free from Encumbrances;

(iii)	are, where capable of possession, in the possession or under the control of the relevant Target Group Company; and

(iv)	are not the subject of any factoring arrangement, conditional sale or credit agreement.

(b)	The assets owned, leased or otherwise used by the Target Group Companies, together with the services and facilities to which it has a contractual right, comprise all of the assets, services and facilities which are necessary for the carrying on of the business of the Target Group substantially in the manner in which, and to the extent to, it is now carried on.

7.4	Debts

(a)	None of the debts due from or due to any Target Group Company which are included in the Locked Box Accounts or which have subsequently arisen:

(i)	has been outstanding for more than three (3) months from its due date for payment; or

(ii)	has been released on terms that the debtor has paid less than the full value of its debt, and all such debts have realised their full value as included in the Locked Box Accounts or in the books of the relevant Target Group Company after taking into account the provision for bad and doubtful debts made in the Locked Box Accounts.

7.5	Liabilities

(a)	No Target Group Company is liable to pay any amounts to Alpha Omega Financial Systems, Inc ('"Alpha") in connection with NYFIX Inc's investment in Alpha.

(b)	Other than pursuant to the articles of association and the investment agreement dated 13 March 2018 (as amended on 18 July 2018) entered into between Itiviti AB, the holders of the PrefCO Shares and Itiviti PreferenceCO AB, no other amounts are payable to the shareholders of the PrefCo Shares.

8.	Commercial Agreements and Arrangements

8.1	Joint Ventures etc.

(a)	No Target Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

18

(b)	Other than as identified in the Disclosure Documents, as far as each Management Warrantor is aware, no Target Group Company is a party to any agency, distributorship, licence or agreement which restricts its freedom to carry on its business in such manner as it may think fit in any part of the world.

(c)	No Target Group Company is a party to any agency or other arrangement the termination of which would entitle the counterparty to receive an indemnity, compensation or termination payment.

8.2	Agreements with Connected Parties

(a)	There are no existing contracts or arrangements between, on the one hand, any Target Group Company and, on the other hand, any Management Warrantor, any person who is or was a shareholder in a Target Group Company, or any person connected with any of them other than on normal commercial terms in the ordinary and usual course of business.

(b)	No Target Group Company is party to any contract, arrangement or understanding with any current or former Employee or current or former director of any Target Group Company, or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

(c)	The Target Group does not depend to any material extent upon the use of any assets or rights owned by, or facilities or services provided by, any of the Sellers or any member of the Sellers’ Group.

8.3	Customer and Supplier Contracts

(a)	Complete copies of the Material Customer Contracts and the Material Supplier Contracts have been included in the Disclosure Documents.

(b)	No Target Group Company is a party to or subject to any material contract, transaction, arrangement, understanding or obligation (other than in relation to any Property or contract of employment) which:

(i)	is not materially in the ordinary and usual course of business, or is of an unusual, onerous or abnormal nature; or

(ii)	is not wholly on an arm’s length basis; or

(iii)	materially restricts its ability to operate in any jurisdiction in which it operates as at the date of this Agreement in any manner it sees fit.

(c)	Save for the Material Contracts, no material contract, transaction, arrangement, understanding or obligation (other than in relation to any Property or contract of employment) has or is likely to have a material effect on the financial or trading position or prospects of the Target Group.

(d)	Compliance with the Transaction Documents will not result in the termination or a material breach of any contract of material importance to the business, profits or assets of the Group except those contracts listed in the Disclosure Documents.

(e)	During the 12 months preceding the date of this deed:

(i)	there has been no cessation or material decrease of dealing with any third party to a Material Contract, which in the case of customers resulted in a revenue loss for the Target Group of EUR200,000 or more; and

19

(ii)	no third party sought to materially change the terms of a Material Contract which have had (or are having) a material adverse effect on the business of the Target Group.

(f)	So far as each Management Warrantor is aware, no third party to a Material Contract will terminate, cease to deal or materially decrease its dealing, which in the case of customers is reasonably likely to result in a revenue loss for the Target Group of EUR200,000 or more, or materially change its terms with the relevant Target Group Company that is a party to that Material Contract.

(g)	No written notice (that is still valid) of a material breach of any Material Customer Contract or Material Supplier Contract has been received by any party under such agreements and, so far as each Management Warrantor is aware, no material breach or dispute has occurred.

(h)	The Target Group has not licensed or sold any products or software or supplied any services which do not comply with applicable laws or regulations.

(i)	There are no ongoing or, so far as each Management Warrantor is aware, threatened disputes between a Target Group Company and any of their respective customers, clients or any other third parties in connection with any products, software or services sold, licensed or supplied by a Target Group Company.

8.4	Business Names

Details of all names used by the Target Group for business purposes are set out in the Disclosure Materials.

8.5	Disaster Recovery and Business Continuity

Each Target Group Company has taken all steps necessary to ensure that its business can continue to be carried on notwithstanding the occurrence of any natural disaster, fire, flood, extreme or adverse weather conditions, outbreak of disease (whether or not declared as a pandemic or epidemic), supply chain disruption or failure, power failure or otherwise, including a fully documented and up to date comprehensive disaster recovery and business continuity plan.

9.	Employees and Employee benefits

9.1	Employees and Terms of Employment

(a)	The Disclosure Documents contain the contracts of employment (including remuneration and other benefits) of each Senior Employee.

(b)	The Disclosure Documents contain in relation to each Target Group Company a list of all of the Employees employed by such Target Group Company, in each case identifying the country in which they are employed, the start date of employment, their remuneration, their notice periods and the standard terms on which they are employed.

(c)	The Disclosure Documents contain in relation to each Target Group Company a list of every consultants and any other person (other than the Employees) providing services to the Target Group, in each case identifying the country in which they provide such services, the date on which they commenced the provision of such services, and the terms on which each such person provides their services.

(d)	Other than as set out in the Disclosure Documents, there are no terms and conditions in any contract with any Employee, or any other person engaged by any Target Group Company, and no commitment has been made (whether or not legally binding) to any Employee, or any other person engaged by any Target Group Company, pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change, or an entitlement of such Employee or other person to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the Transaction.

20

(e)	All of the employees of the Target Group in the USA have been correctly classified as exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour laws.

9.2	Termination of Employment or Engagement

(a)	No Senior Employee nor any other person holding a senior management role in any the Target Group Company has given or received notice to terminate his or her employment or engagement.

(b)	There are no proposals to terminate the employment or engagement of any Senior Employee or any other person holding a senior management role in any Target Group Company.

(c)	No Target Group Company has agreed to make any payment or agreed to provide any benefit to any Employee or former Employee or any other person currently or previously engaged by any Target Group Company or any of his or her dependants in connection with the proposed termination or suspension of employment or engagement or variation of any contract of employment or engagement, other than that to which they are entitled at law or under their contract of employment or engagement.

9.3	Works Councils and Employee Representative Bodies

The Disclosure Documents contain:

(a)	details of all works councils and other employee representative bodies which, by law or any collective bargaining agreement or any other agreements or arrangements, have the right to be informed and consulted on matters which affect the Employees; and

(b)	all union recognition agreements, collective agreements and works council and European Works Council agreements (other than national collective bargaining agreements or industry wide collective agreements) between, on behalf of or binding upon a Target Group Company and trade unions or representative bodies relevant to the Employees.

9.4	Industrial Disputes

No Target Group Company is involved in any strike or industrial or trade dispute or any dispute or negotiation with any trade union or other body representing the Employees or former Employees nor, so far as each Management Warrantor is aware, are any strikes, disputes or negotiations pending or threatened and, so far as each Management Warrantor is aware, there are no facts, matters or circumstances which could give rise to any strikes, disputes or negotiations.

9.5	Bonus, other Profit-related Schemes and Loans

(a)	The Disclosure Documents contain the rules and other documentation relating to all existing share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or former Employees or any other person currently engaged by any Target Group Company.

(b)	All existing benefit schemes operated by the Target Group have been operated materially in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed.

21

9.6	Disputes and Compliance with Employment Law

(a)	There are no legal proceedings between a Target Group Company and any director, officer, Employee, consultant or worker (including any agency worker) or any former director, officer, employee, consultant, worker or agency worker of a Target Group Company, nor, so far as each Management Warrantor is aware, are any such proceedings pending or threatened and, so far as each Management Warrantor is aware, there are no facts, matters or circumstances which could give rise to such proceedings.

(b)	No legal proceedings have been brought by any director, officer, Employee, consultant or worker (including any agency worker) or any former director, officer, employee, consultant, worker or agency worker of any Target Group Company in the last 24 months in relation to their employment or engagement with such Target Group Company.

(c)	So far as each Management Warrantor is aware, each Target Group Company has in relation to each Employee, director, officer, consultant, worker or agency worker of the respective Target Group Company complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment or engagement, common law, orders and awards relevant to their conditions of service or to the relations between it and any recognised trade union.

(d)	So far as each Management Warrantor is aware, all Employees and any another person engaged by a Target Group Company has a valid, legal and subsisting immigration permission or authority to work for or provide services to such Target Group Company in the role and country for which they are employed or engaged by such Target Group Company.

(e)	No requests from data subjects under the Data Protection Laws for access to data held by the Target are outstanding and so far as each Management Warrantor is aware none are anticipated.

(f)	All arrangements for the supply of labour (including but not limited to consultants, leased personnel or agency workers) by third party providers (including but not limited to recruitment businesses, personal services companies and/or leasing companies) are permitted and lawful under the law of the country in which such labour is supplied, and the Target Group is not required to pay any wages, remuneration, employment taxes, social security or other similar contributions, and/or to provide any benefits in respect of such labour.

9.7	Pension Schemes

(a)	Other than the Pension Schemes Disclosed, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Target Group Company is or could be required to make payment of a contribution towards, or other provision for, pension benefits for the benefit of an Employee, a former Employee, or an Employee’s dependants or a former Employee's dependants and no undertaking or assurance (whether written or oral) has been given by any Target Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any pension benefits (including those provided under the Pension Schemes).

(b)	The Pension Schemes comply with, and have been managed in accordance with their governing documentation and all applicable laws, regulations and requirements. So far as each Management Warrantor is aware, each Target Group Company has complied with all of its obligations and duties in respect of the Pension Schemes and each Target Group Company has paid all contributions and payments due and payable to the Pension Schemes.

(c)	There are no disputes concerning the Pension Schemes in respect of any present or former Employee or director of any Target Group Company and no civil or criminal penalty, fine or other sanction has been imposed on or against the trustees of the Pension Schemes or any Target Group Company and, so far as each Management Warrantor is aware, there are no circumstances that are reasonably likely to give rise to any such dispute.

22

(d)	So far as each Management Warrantor is aware, all contracts of insurance relating to the Pension Schemes are valid and enforceable. So far as each Management Warrantor is aware, all premiums due in respect of such policies have been paid. So far as each Management Warrantor is aware, all insured lump sum and pension benefits (other than refunds of contributions) payable in the event of the death of a member in service are fully insured and no special terms including as to premiums in relation to that insurance have been imposed.

(e)	Apart from earnings related lump sum death benefits the Pension Schemes provide only money purchase benefits (as defined in the Pension Schemes Act 1993 or similar analogous legislation) and no Target Group Company and so far as each Management Warrantor is aware, no trustees of the Pension Schemes have given any promise or assurance (oral or written) to any beneficiary that his benefits under the Pension Schemes will be calculated wholly or partly by reference to any person's remuneration or will constitute (approximately or exactly) any particular amount and, the benefits which are prospectively and contingently payable under the Pension Schemes can (except to the extent that they will be paid from the proceeds of insurance policies) be provided by the funds available for the members of the Pension Schemes.

(f)	No Target Group Company has ever participated in a pension scheme that provides final salary benefits and no Target Group Company is, or has since 27 April 2004 been, an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to any occupational pension scheme which is not a money purchase scheme.

(g)	If any Employee's employment transferred to a Target Group Company as a consequence of the transfer of an undertaking within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 ("TUPE"), no liability to provide a benefit under any occupational pension scheme transferred to a Target Group Company notwithstanding the exclusion in Regulation 10 of TUPE.

10.	Intellectual Property Rights

10.1	The Disclosure Documents include complete, accurate and current details of:

(a)	all Owned Business IPR which are registered (including applications for registration);

(b)	all Owned Business IPR which are unregistered;

(c)	all Licensed Business IPR and licences, agreements and permissions relating to the Licensed Business IPR; and

(d)	all Licensed Out IPR and all licences, agreements and permissions relating thereto.

10.2	All:

(a)	Business IPR is either legally and beneficially owned solely by a Target Group Company or lawfully used with the consent of the owner under a written licence (details of which are set out in Disclosure Documents);

(b)	Owned Business IPR is not subject to any Encumbrance or any licence or authority in favour of another;

(c)	Material Owned Business IPR are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable and all renewal fees which are due and steps which are required for the maintenance and protection of all Material Owned Business IPR that is registered have been paid and taken;

23

(d)	Material Owned Business IPR that is capable of registration and that a prudent businessman would have registered has been registered by a Target Group Company;

(e)	licences relating to the Licensed Business IPR and Licensed Out IPR are in full force and effect, valid and binding, have been validly recorded or registered (where required), have been complied with in all material respects and no notice or intention to terminate those licences has been given, and no claims have been made and no applications are pending which if pursued or granted might be material to the accuracy of any of the above part of this warranty.

10.3	The Target Group does not require any Intellectual Property Rights in order to carry on its business as conducted in the 12 months prior to the date of this deed other than those rights which it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns and which it is currently licensed under the licences of Licensed Business IPR detailed in the Disclosure Documents.

10.4	The Target Group is entitled to use all Licensed Business IPR under licence for all purposes necessary to carry on its business.

10.5	Other than pursuant to the licences of Licensed Out IPR, no Target Group Company has granted and is not obliged to grant any licence, sub-licence, Encumbrance or assignment in respect of any of the Owned Business IPR or the Licensed Business IPR.

10.6	All confidential information (including know-how and trade secrets) owned or used by the Target Group has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter).

10.7	No Target Group Company has in the past three (3) years received written notice or otherwise become aware (and no person has otherwise threatened or otherwise asserted any claim) of any person:

(a)	asserting that the use of any Business IPR by, or the activities of, a member of the Target Group infringed, misappropriated or otherwise violated the Intellectual Property Rights or other rights of any third party, or

(b)	challenging the ownership, use, validity, enforceability or registrability of any Owned Business IPR, or

(c)	making any unauthorised use of or infringing any Business IPR, or breaching confidence, passing off or doing any actionable act of unfair competition in relation to the business or assets of any Target Group Company.

10.8	So far as each Management Warrantor is aware, none of the activities of, or processes employed, or products, software or services dealt in, by the Target Group infringe the rights of any third party or breach confidence, nor make a Target Group Company liable to pay a fee or royalty.

10.9	All Business IPR will be available for use by the Target Group immediately following Closing (and thereafter) on substantially the same basis and at no greater cost as they were made available immediately prior to Closing.

11.	Software

11.1	Set out in the Disclosure Documents are complete, accurate and current details of all:

(a)	material third party software used or commercialised by a Target Group Company;

24

(b)	material Open Source Software (whether by its nature, usage, licence terms or effect) used or commercialised by a Target Group Company which identifies the licence name and version governing their use or a copy of the licence terms (if not publicly available) and the specific program in which each is used (“Disclosed OSS”). No Software contains, or is derived (in whole or in part) in any manner from, or is compiled with or linked to, any Open Source Software except for the Disclosed OSS.

11.2	Except for the Disclosed OSS and the third party software detailed in the Disclosure Letter, all elements of the Software are:

(a)	owned exclusively by a Target Group Company; and

(b)	original works of authorship of individuals or employees engaged by or on behalf of a Target Group Company and have not been copied from any other works.

11.3	In the past three years, no Target Group Company has breached, or is in breach of, a licence of or terms applicable to any Open Source Software used or commercialised by a Target Group Company (“Relevant OSS”). Use of the Relevant OSS: (a) has not affected, and will not, affect the use or commercialisation of any Software and (b) has not required, and will not require, any person to disclose, license, distribute or otherwise make available, or otherwise subject to the terms of a third party licence, any other part of any Software.

11.4	A Target Group Company has in its exclusive possession and control all Source Code relating to Software and there has been no disclosure of such Source Code.

11.5	All work undertaken in the course of a Target Group Company's business in respect of the Software was undertaken by an individual in the ordinary course of their duties as an employee of a Target Group Company, or by a third party or consultant bound by a written agreement resulting in ownership of that work vesting in a Target Group Company.

12.	Information Technology and Data Protection

12.1	The Disclosure Documents lists complete and current details of material IT Systems.

12.2	All material IT Systems are either (i) legally and beneficially owned by the Target Group free from any Encumbrance or (ii) supplied by third party suppliers on arm's length commercial terms under IT Contracts details of which are set out in the Disclosure Letter. No other IT Systems are necessary to operate the business as carried on by the Target Group in substantially the manner that it was carried out in the 12 months before Closing.

12.3	The material IT Contracts are in full force and effect, valid and binding and the relevant Target Group Company has complied with them in all material respects. No notices of breach or termination have been served on or by any member of the Target Group in respect of any of the material IT Contracts and there are and have been no claims, disputes or proceedings arising or threatened under any material IT Contracts, and, so far as each Management Warrantor is aware, no circumstances exist which may bring about any such claim, dispute or proceeding.

12.4	The Target Group is entitled as owner, lessee or licensee to use each part of the IT Systems for all purposes necessary to carry on its business in the manner in which it is carried on at the date of this deed and has put in place all necessary arrangements and has obtained all necessary rights from third parties to enable it to fulfil its foreseeable future requirements.

12.5	The business of the Target Group is not dependent on any information technology (including data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Target Group.

12.6	So far as each Management Warrantor is aware, the material IT Systems have not been materially defective or materially failed to function during the 24 months immediately preceding Closing, nor have there been any logical or physical intrusions to the material IT Systems or losses of data which have had (or are having) a material adverse effect on the business of the Target Group.

25

12.7	Reasonable steps have been taken to ensure the IT Systems contain no software virus or malware or software vulnerability, and all elements of the IT Systems: (a) are functioning adequately and materially in accordance with all applicable specifications; (b) have been and are being properly and regularly maintained and supported in accordance with good industry practice and (c) have sufficient capacity, scalability and performance to meet the current and foreseeable requirements of the business.

12.8	Each Target Group Company has in place appropriate data security breach, incident monitoring and business continuity and disaster recovery plans relating to the use of the IT Systems, each of which is in accordance with good industry practice and all applicable regulatory requirements.

12.9	All the domain names used in or in connection with the Business as presently carried on are listed in the Disclosure Letter (the "Domain Names"). A Target Group Company is the sole registrant of each of the Domain Names and has exclusive control of all access and other codes relating thereto.

12.10	The Target Group Companies have at all times complied in all material respects with all applicable obligations under Data Protection Laws.

12.11	So far as each Management Warrantor is aware, each Target Group Company has:

(a)	introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Information and data breach response and reporting (details of which are included in the Disclosure Documents), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures, in each case which are sufficient to comply in all material respects with Data Protection Laws;

(b)	maintained complete, accurate and up-to-date records of all their Personal Information processing activities as required by the Data Protection Laws, copies of which are included in the Disclosure Documents;

(c)	provided appropriate privacy notices to individuals which comply in all material respects with all applicable requirements of the Data Protection Laws;

(d)	where required under Data Protection Laws, written terms in place with each third party (including where relevant, any other Target Group Company) with whom it shares Personal Information, in each case, the content of which complies in all material respects with Data Protection Laws and has complied in all material respects with its data protection obligations contained in agreements;

(e)	implemented appropriate technical and organisational measures to protect against the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to all Personal Information (“Data Breach”), processed by the Target Group Company and its Processors, and to ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Information to be protected;

(f)	not transferred any Personal Information to, nor allowed access to it from any country other than its country of origin, unless such transfer or access complies in all material respects with Data Protection Laws;

(g)	complied in all material respects with Data Protection Laws in respect of its use of cookies and similar technologies and in respect of all marketing activities; and

(h)	duly complied with all applicable notification and registration obligations and paid the appropriate level of fees or charges in respect of its processing activities, in each case as required by the Data Protection Laws.

12.12	No Target Group Company nor, as far as each Management Warrantor is aware, any of its Processors has, in the period of 3 years preceding the date of this deed, suffered any Data Breach and each Target Group Company and, as far as each Management Warrantor is aware, each of its Processors has passed all regulatory audits to which they have been subject and as far as the Management Warrantors are aware, there is no fact or circumstance that may lead to any Data Breach.

26

12.13	No Target Group Company has in the period of 3 years preceding the date of this deed received any claim, complaint, notice, request, correspondence or other communication from any Supervisory Authority or any individual, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws and, so far as the Management Warrantors are aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

13.	Compliance with Laws

13.1	So far as each Management Warrantor is aware, the Target Group has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations applying in any jurisdiction in which the Target Group operates.

13.2	So far as each Management Warrantor is aware, all necessary licences, registrations, consents, permits and authorisations (public and private) have been obtained by each Target Group Company to enable it to carry on its business in the places and manner in which such business is now carried out and all such licenses, registrations, consents, permits and authorisations are valid and subsisting. No Target Group Company is in breach of the terms of any such licence, registration, consent, permit and authorisation.

13.3	So far as each Management Warrantor is aware, no investigation or inquiry is being, or in the past three years has been, conducted by and the Management Warrantors have not received any request for information from any governmental or other authority, department, board, body or agency in respect of any Target Group Company's affairs and, so far as each Management Warrantor is aware, there are no circumstances which would give rise to such investigation, inquiry or request.

14.	Anti corruption and Sanctions

In this warranty "Anti-Corruption Laws" means all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption including (but not limited to) the Bribery Act 2010, the Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended or supplemented from time to time) (the “FCPA”), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997.

Where any statute is referred to in this clause, it shall also include any analogous legislation in any relevant jurisdiction.

14.1	Neither the Target Group nor, so far as each Management Warrantor is aware, any of its Associated Persons is or has:

(a)	engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Laws;

(b)	been convicted of any offence involving bribery, corruption, fraud or dishonesty or been the subject of any agreement with any prosecutor or regulator (including any deferred prosecution agreement or similar arrangement) relating to any such alleged offence;

(c)	offered, promised, given, requested, agreed to receive, received or accepted a bribe or financial or other advantage or committed any corrupt act; or

(d)	been or is currently, the subject of any investigation, administrative or regulatory body regarding any offence or alleged offence under Anti-Corruption Laws.

27

(e)	The Target Group has complied with its anti-bribery and anti-corruption policies and complete copies of which have been Disclosed in the Disclosure Documents.

14.2	The Target Group has not, and so far as the Management Warrantors are aware, no associated person (as that term is defined in section 44 of the Criminal Finances Act 2017 or any analogous legislation) has:

(a)	been convicted in any jurisdiction of any offence of cheating the public revenue, fraudulently evading any tax or facilitating the fraudulent evasion of any tax or been the subject of any agreement (including without limitation any deferred prosecution agreement or similar arrangement) with any regulator or prosecuting authority concerning any such offence or alleged offence;

(b)	done or omitted to do any act or thing which caused or may cause any person to be guilty of an offence under section 45 or 46 of the Criminal Finances Act 2017 (or would have done so if the Criminal Finances Act 2017 had been in force at the relevant time and/or if the relevant person had been unable to prove that it had in place prevention procedures as referred to in section 45(2) or section 46(4) of the Criminal Finances Act 2017);

(c)	been, and is not, the subject of any investigation, enquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence of cheating the public revenue, fraudulently evading any tax or facilitating the evasion of any tax in each case in any jurisdiction;

(d)	the Target Group has in place reasonable prevention procedures as referred to in sections 45(2) and 46(4) of the Criminal Finances Act 2017 in line with guidance published under section 47 of the Criminal Finances Act 2017; or

(e)	the Target Group has complied with its anti-fraud policies complete copies of which (including all training records and minutes of relevant meetings) are Disclosed in the Disclosure Documents.

14.3	Neither the Target Group nor any of its Associated Persons has engaged in any activity, practice or conduct which would constitute a breach of applicable laws, regulations and guidance relating to Sanctions.

14.4	No Target Group Company or Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Laws or Sanctions, and no Target Group Company has received any written notification that any such investigation, inquiry or proceedings are or have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

14.5	Each Target Group Company maintains and regularly keeps under review on an ongoing basis adequate written procedures and internal accounting controls which are designed to ensure compliance by the relevant Target Group Company and its respective directors, officers and employees with all Anti-Corruption Laws and Sanctions.

15.	Litigation

15.1	No Target Group Company is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

15.2	No claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened in writing by or against any Target Group Company or any person for whose acts it may be liable, and, so far as the Management Warrantors are aware, there are no facts, matters or circumstances in respect of the Target Group in existence which would or are likely to give rise to any such dispute or proceedings.

28

15.3	No Target Group Company is affected by any existing or pending judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitral award, and has not been a party to any undertaking or assurance given to any court or governmental or other authority department, board, body or agency which is still in force.

16.	Insurance

16.1	Complete details of all current insurance policies required by law or material for the operation of the business of the Target Group and maintained by the members of the Target Group are contained in the Disclosure Documents (the “Insurance Policies” and each an “Insurance Policy”) and are valid.

16.2	All premiums due and payable up to the date of this deed in respect of such Insurance Policies have been paid other than as Disclosed in the Data Room.

16.3	Except as Disclosed, no claims have been made or notified under any Target Group insurance policy in the past twelve (12) months, and no claim is outstanding except those Disclosed.

16.4	All premiums and any related insurance premium taxes have been duly paid to date and each Target Group Company has complied in all material respects with its obligations under each Insurance Policy.

16.5	The Insurance Policies are in full force and effect, none are void or voidable and no claims are outstanding. So far as the Management Warrantors are aware, nothing has been done or omitted to be done which has made or could make any of the policies void or voidable.

16.6	The Target Group is adequately insured against accident, damage, injury, third party loss and other risks normally insured against by persons continuing the same type of business as the Target Group.

17.	Taxation

17.1	In the last 4 (four) years, all returns to be submitted, all information required to be supplied and all notices required to be made by each Target Group Company in each case for the purposes of Taxation have been submitted supplied, or made punctually and on a proper basis.

17.2	Within the last 4 (four) years, each Target Group Company has paid all material amounts of Tax which it has become liable to pay.

17.3	No Target Group Company is involved in any material dispute in relation to Taxation. No Target Group Company has, within the last 4 (four) years, been subject to any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.

17.4	Within the last 6 (six) years, each Target Group Company has prepared, kept and preserved sufficient records as required by law and such records are materially accurate and up-to-date.

17.5	No Target Group Company has within 4 (four) years from the date of the Share Purchase Agreement paid or become liable to pay, nor, so far as each Management Warrantor is aware, are there any circumstances by virtue of which any Target Group Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

17.6	Each Target Group Company is resident for Tax purposes in its respective jurisdiction of incorporation and is duly registered for all Taxes the registration for which is required by law, and is not and has never been resident or treated as resident (or has had a permanent establishment) in any other jurisdiction.

17.7	All documents in the possession or under the control of each Target Group Company to which the relevant Target Group Company is a party and which attract stamp duty have been duly stamped and all amounts payable thereon have been duly paid.

17.8	No Target Group Company has received any written notice from a Tax Authority asserting that any Target Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.

17.9	No Target Group Company has taken advantage of the ability, announced because of the COVID-19 Pandemic, to agree a time to pay arrangement with a Tax Authority.

29

Schedule 3

Limitations on Liability

1.	Monetary Limits

1.1	Notwithstanding anything to the contrary set out in this deed or any other Transaction Document, the aggregate liability of each Management Warrantor in respect of any and all Claims shall be limited to, and shall in no event exceed, EUR 1.

1.2	The parties agree that the Buyer’s sole and exclusive remedy and right of recovery (if any) in excess of the limit on liability specified in paragraph 1.1 in respect of any and all Claims shall be under the W&I Policy, whether or not such policy of insurance is actually effected by the Buyer or remains in existence and that, for the avoidance of doubt, the Management Warrantors shall not have any liability or obligation in relation to any Claim whatsoever for any amounts in excess of the limit of liability set out in paragraph 1.1. Any failure by the Buyer to effect the W&I Policy or to maintain it, or any variation or termination of that policy at any time, shall not operate to increase the liability of the Management Warrantors. The Buyer shall procure that the W&I Policy includes an express and irrevocable waiver of any rights of subrogation (other than in respect of fraud by a Management Warrantor) which the underwriter may otherwise have against the Management Warrantors.

2.	Notice of Claims

2.1	A Management Warrantor shall not be liable in respect of any Claim unless written notice of such Claim is given in accordance with Clause 8.2 by the Buyer to that Management Warrantor on or before the date falling twelve (12) months after (and excluding) the date of Closing specifying, in such detail as is reasonably available to the Buyer at the time, the legal and factual basis of the Claim, the evidence on which the Buyer relies and, if reasonably practicable, the amount likely to be claimed.

2.2	If notice of any Claim is served by the Buyer under paragraph 2.1, the relevant Management Warrantor shall not be liable in respect of such Claim (if such Claim has not been satisfied or settled) unless legal proceedings in respect of such Claim are both issued and served within six (6) months after (and excluding) the date on which notice is served. The six (6) month time limit referred to in this paragraph shall not start to run in relation to any contingent Claim (as referred to in paragraph 4) until such Claim has become an actual liability or capable of being quantified.

3.	Buyer Actions; Events after the date of this Deed

3.1	Nothing in this deed shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it, provided always that this shall not apply to any claim under the Tax Covenant.

3.2	No Management Warrantor shall be liable in respect of any Claim (other than a claim under the Tax Covenant in which case the provisions of Schedule 4 shall apply) to the extent it arises or is increased as a result of:

(a)	any breach by the Buyer of its obligations under, or any matter or thing that falls to be done in implementing the terms of, this deed or any other Transaction Document or any matter or thing done or omitted to be done at the written request of, or with the written approval of, the Buyer prior to Closing;

(b)	any voluntary act, omission or transaction of the Buyer or its successors in title, after Closing other than:

(i)	pursuant to a legally binding obligation entered into by any member of the Target Group before Closing; or

(ii)	in order to comply with any law; or

30

(iii)	at the written request of or with the written consent of the Management Warrantors;

(c)	the passing of, or any change in (including the interpretation thereof), any Law or administrative practice of any Governmental Authority after Closing, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Closing or any Law or administrative practice or change thereto that has retrospective effect;

(d)	any change in accounting or Taxation policy, bases or practice of any member of the Buyer’s Group introduced or having effect after Closing; or

(e)	any VAT reassessment, where the amount of the assessment can be effectively recovered without material cost to any member of the Buyer's Group.

4.	Contingent Liabilities

No Management Warrantor shall be liable in respect of any Claim which, at the time such Claim is notified to the relevant Management Warrantor, is based on a liability which is contingent unless and until such contingent liability becomes an actual liability or is capable of being quantified.

5.	Provisions

Except to the extent otherwise expressly provided in this deed, a Management Warrantor shall not be liable under this deed in respect of any Claim (other than a claim under the Tax Covenant in which case the provisions of Schedule 4 shall apply) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim or on which it is based is expressly allowed, provided or reserved for in the Accounts or the Locked Box Accounts, provided that if such allowance, provision or reserve is insufficient to cover the Claim in full, the relevant Management Warrantor shall be liable for the shortfall.

6.	No double recovery

The Buyer shall not be entitled to recover from the Management Warrantors more than once for the same damage suffered.

7.	Information Memorandum

The Buyer acknowledges that the presentation dated November 2020 and prepared by Itiviti AB relating to the Business was provided to it on the basis that no Management Warrantor nor any of their advisers make any representation or warranty as to the accuracy or completeness of such information or accept any duty of care to the Buyer in respect of the provision of such information.

8.	Conduct of Third Party Claims

8.1	If any fact, matter, event or circumstance that may give rise to a Claim (other than a claim under the Tax Covenant in which case the provisions of Schedule 4 shall apply) arises following the Closing Date as a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

(a)	the Buyer shall ensure that no admissions in relation to the Third Party Claim shall be made by or on behalf of any member of the Buyer’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the relevant Management Warrantor (not to be unreasonably withheld or delayed);

(b)	subject to the terms of the W&I Policy, the Buyer shall take such action as the relevant Management Warrantor shall reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties); and

31

(c)	the Buyer shall procure that each relevant member of the Buyer’s Group shall give, on reasonable notice from the relevant Management Warrantor and subject to it being paid its reasonably incurred costs and expenses, reasonable access (during business hours) to any relevant premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, to the extent the same are not privileged, as the relevant Management Warrantor may reasonably request for the purposes of investigating the merits of the Third Party Claim; provided that the relevant Management Warrantor shall exercise its rights hereunder to mitigate, as far as reasonably practicable, any disruption to the business of the relevant member(s) of the Buyer’s Group, provided that, nothing in this paragraph 8 shall require the Buyer, any member of the Buyer's Group or any Target Group Company to take or refrain from taking any action which it reasonable considers would materially and adversely affect the goodwill or bona fide commercial interests of the Buyer, any member of the Buyer's Group or any Target Group Company.

8.2	The Buyer shall as soon as reasonably practicable:

(a)	inform the relevant Management Warrantor in writing upon its becoming aware of a Third Party Claim;

(b)	thereafter keep the relevant Management Warrantors informed of all material developments in relation thereto; and

(c)	provide all such material information and documentation (no matter how it is recorded or stored) as the relevant Management Warrantors shall reasonably request in connection therewith.

9.	Fraud

None of the limitations contained in this Schedule 3 shall apply to any Claim against a Management Warrantor that arises or is increased, or is delayed, as a result of fraud on the part of that Management Warrantor.

32

Schedule 4
Tax Covenant

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule 4 unless the context otherwise requires, the following terms shall have the following meanings:

Accounts Relief	any Relief which is shown as an asset in the Locked Box Accounts or is taken into account in computing (and so reducing or eliminating) any provision for deferred Tax which appears, or which but for the presumed availability of the Relief would have appeared, in the Locked Box Accounts;

Actual Tax Liability	a liability or an increase in a liability to make an actual payment of Tax;

Buyer’s Relief	means (a) any Accounts Relief; (b) any Post-Locked Box Date Relief; or (c) any Relief, whenever arising, of the Buyer or any member of the Buyer’s Group other than a Target Group Company;

Claim	any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of a Tax Authority, or any form of return, computation or self-assessment required by law from which it appears that a Target Group Company is subject or is sought to be made subject to, or will become subject to a Tax Liability (including but not limited to the imposition or withholding of or on account of any Tax);

Effective Tax Liability	means (a) the non-availability in whole or in part of any Accounts Relief, in which case the value of the Effective Tax Liability shall in the case of the non-availability of a right to repayment of Tax shall be the amount of the repayment which is not available and in any other case shall be the amount of Tax which would have been saved but for the non-availability of the Accounts Relief; or (b) the utilisation or set-off in whole or in part of any Buyer's Relief against any Tax or against income, profits or gains in circumstances where but for that utilisation or set-off an Actual Tax Liability would have arisen for which the Buyer would have been able to make a claim under paragraph 2, in which case the value of the Effective Tax Liability shall be the amount of Tax saved by that utilisation or set-off;

Event	any event, occurrence, transaction, circumstance, act or omission whatsoever including being, or ceasing to be, a member of a group or under the control of any person for the purposes of any Tax, being or ceasing to be resident in any jurisdiction for the purposes of any Tax, the execution of the Share Purchase Agreement and Closing or the death of any person;

Post-Locked Box Date Relief	any Relief which arises in consequence of or by reference to an Event occurring after the Locked Box Date and not in consequence of or by reference to any Event occurring or deemed for Tax purposes to occur on or before the Locked Box Date;

Relief	includes any relief, loss, allowance, exemption, set-off, credit, deduction or other relief from any Tax or relevant to the computation of any Tax or any right to repayment of Tax;

33

Tax Liability	an Actual Tax Liability or an Effective Tax Liability;

Tax Warranties	those warranties contained in paragraph 16 of Schedule 2; and

unavailability	in relation to an amount of a Relief, the reduction, loss, modification, claw-back, counteraction, non-existence disallowance or cancellation of or failure to obtain all or part of that Relief and “unavailable” shall be construed accordingly.

1.2	The covenants contained in paragraph 2 shall be construed as separate and independent and none of them shall be affected or restricted by any other except to the extent that any payment made by Management Warrantors and received by the Buyer in respect of one covenant shall discharge the same liability under the other covenants which shall arise out of the same subject matter.

1.3	In this Schedule the expression "to the extent that" shall be read as meaning "if, but only to the extent that" (unless the context otherwise requires).

2.	COVENANTS

2.1	Subject to the provisions of paragraph 3 of this Schedule 4, the Management Warrantors severally covenant with the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability of a Target Group Company in respect of or by reference to any income, profits or gains earned, accrued or received (or deemed for Tax purposes to have been earned, accrued or received) on or before the Closing Date;

(b)	any Actual Tax Liability of a Target Group Company in respect of, by reference to, or in consequence of, any Event which occurred (or is deemed for Tax purposes to have occurred) on or before the Closing Date;

(c)	any Actual Tax Liability of a Target Group Company arising as a result of the failure of any of the Sellers, or any company (other than a Target Group Company), partnership or individual which prior to Completion was treated for relevant Tax purposes as being either a member of the same group of companies as a Target Group Company or a Seller or otherwise associated with any of them, to pay Tax due to be paid by them at any time;

(d)	any Actual Tax Liability of a Target Group Company in respect of any option or other right granted before Completion to acquire shares or securities or the exercise of such an option or right;

(e)	any Effective Tax Liability; and

(f)	any reasonable costs, fees and expenses reasonably and properly incurred by the Buyer or a Target Group Company in connection with any Tax Liability in respect of which the Management Warrantors are liable under this Schedule 4.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Management Warrantors shall not be liable for any Claim under this Schedule 4 in respect of any Tax Liability or for any Claim under the Tax Warranties if, and to the extent that:

(a)	provision or reserve for it is made in the Locked Box Accounts or it was otherwise taken into account as a liability (including in reducing the value of an asset) in the preparation of the Locked Box Accounts; or

(b)	to the extent that the liability in question constitutes Leakage which has been compensated by the Management Warrantors under Clause 3.3 of the Share Purchase Agreement; or

(c)	the liability arises solely in the ordinary course of business of a Target Group Company:

34

(i)	as a consequence of any Event which occurs or is treated for Tax purposes as occurring; or

(ii)	in respect of, or by reference to any income, profits or gains earned accrued and received or deemed for Tax purposes to have been earned, accrued and received;

after the Locked Box Date, but on or before the Closing Date, but which is not a fine, penalty or interest in connection with Tax; or

(d)	the liability has been made good by insurers or otherwise compensated for without cost to the Buyer or a Target Group Company; or

(e)	the liability arises in consequence of a change in the date to which a Target Group Company makes up its accounts or a change of any of its accounting policies, bases or practices in either case after the Closing Date save where such changes are necessary to comply with relevant law or generally accepted accounting practices as applied before the Closing Date; or

(f)	the liability arises in consequence of any change in legislation or any change in the rate of any Tax or any imposition of Tax or change in the published practice of any Tax Authority in each case announced and occurring after the Closing Date; or

(g)	the liability would not have arisen but for any voluntary act, transaction or omission carried out by a Target Group Company, the Buyer or any member of the Buyer’s Group or any of their directors, employees or agents after the Closing Date which the Buyer knew or ought reasonably to have known would give rise to the liability except where such act, transaction or omission was:

(i)	carried out or effected under a legal obligation entered into on or before the Closing Date; or

(ii)	required by law, any regulation, financial reporting or accounting practice or requirement; or

(iii)	in the ordinary course of business of a Target Group Company; or

(h)	the liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by a Target Group Company after the Closing Date; or

(i)	the liability arises by virtue of any voluntary claim, election, surrender or disclaimer made or notice or consent given after the Closing Date by or on behalf of a member of the Buyer’s Group (including the disclaimer of whole or part of any Relief) other than where the making, giving or doing of such thing was taken into account in the preparation of the Locked Box Accounts; or

(j)	the liability would not have arisen but for, or has been increased by, a voluntary failure or omission by a Target Group Company to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing after the Closing Date the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Locked Box Accounts; or

(k)	the liability relates to interest and penalties to the extent that such interest and penalties are attributable to the unreasonable delay or default by the Buyer, any member of the Buyer’s Group, or after the Closing Date, a Target Group Company in paying over to any Tax Authority any payment made by the Management Warrantors under this Schedule or for breach of any of the Tax Warranties; or

35

(l)	the liability was discharged (whether by payment or by the utilisation of a Relief) at no cost to the Buyer prior to the Closing Date and such discharge was reflected in the Locked Box Accounts; or

(m)	the liability relates to interest or penalties as a consequence of the underpayment of a tax instalment payment attributed to a Target Group Company prior to the Closing Date if, at the time when that instalment was paid, it was based on a reasonable estimate at that time of the final Tax liability for the whole accounting period.

4.	PAYMENT

4.1	If the Management Warrantor becomes liable to pay any amount under paragraph 2 of this Schedule 4 in respect of:

(a)	an Actual Tax Liability, the Management Warrantors shall pay such amount in cleared funds on or before the date fifteen (15) Business Days after the date of written notice from the Buyer to the Management Warrantors of the amount which the Management Warrantors are required to pay and requesting payment or, if later, the date three (3) Business Days before the date on which the Tax Liability in question may be paid to the relevant Tax Authority without a liability (or further liability) to interest or penalties accruing;

(b)	an Effective Tax Liability within (a) of that definition, the Management Warrantors shall pay such amount in cleared funds on or before the date fifteen (15) Business Days after the date of written notice from the Buyer to the Management Warrantors of the amount which the Management Warrantors are required to pay and requesting payment or, if later, the date three (3) Business Days before the date on which Tax becomes payable which would have been saved but for the non-availability of the Accounts Relief or, in the case of a repayment of Tax, the date on which that repayment would have been made;

(c)	an Effective Tax Liability within (b) of that definition, the Management Warrantors shall pay such amount in cleared funds on or before the date fifteen (15) Business Days after the date of written notice from the Buyer to the Management Warrantors of the amount which the Management Warrantors are required to pay and requesting payment or, if later, the date three (3) Business Days before the date on which the Tax saved by the utilisation or set-off of the Buyer's Relief would otherwise have become due and payable to the relevant Tax Authority;

(d)	any amount within paragraph 2.1(f), the Management Warrantors shall pay such amount on or before the date fifteen (15) Business Days after the date of written notice from the Buyer to the Management Warrantors requesting payment.

5.	CONDUCT OF CLAIMS

5.1	If the Buyer or a Target Group Company becomes aware after the Closing Date of any matter which could give rise to a Claim, the Buyer shall or shall procure that the relevant Target Group Company shall as soon as reasonably practicable, and in any event within twenty (20) Business Days, give written notice of the Claim to the Management Warrantors’ Representative provided that such notification shall not be a condition precedent to making a claim under this Schedule or for breach of the Tax Warranties.

5.2	The Buyer shall and shall procure that the relevant Target Group Company shall take such action as the Management Warrantors’ Representative may reasonably request to avoid, dispute, resist, appeal, reduce, compromise or defend any Claim referred to in paragraph 5.1 and any adjudication in respect thereof (“dispute”) (but which will not include permitting the Management Warrantors to take control (including in the name of a Target Group Company) of the matter) subject to the following:

(a)	the Buyer and the relevant Target Group Company being indemnified to the Buyer’s reasonable satisfaction by the Management Warrantors against all costs and expenses thereby reasonably and properly incurred;

36

(b)	neither the Buyer nor a Target Group Company shall be obliged to take any action nor procure any action is taken which is likely to materially adversely affect a Target Group Company’s or the Buyer's future Tax position;

(c)	neither the Buyer nor a Target Group Company shall be obliged by this paragraph to take or procure that a Target Group Company takes or omits to take any action that is not permitted under the W&I Policy or would vitiate the W&I Policy or conflicts with the instructions, requests or rights of the insurer under the W&I Policy.

5.3	The Buyer or Target Group Company may without reference to the Management Warrantors admit, settle, discharge, compromise or otherwise deal with any particular Claim to which paragraph 5.1 applies (without prejudice to their rights under this Schedule 4) if:

(a)	the Management Warrantors’ Representative serves a written notice on the Buyer to the effect that in relation to any such Claim (or any dispute in relation to such Claims) the Management Warrantors do not wish to request the Buyer to take any particular course of action in relation to the conduct thereof; or

(b)	a period of thirty (20) Business Days has expired following the service of a written notice by the Buyer on the Management Warrantors’ Representative pursuant to paragraph 5.1 where either (a) the Management Warrantors’ Representative has not made a request to the Buyer in accordance with paragraph 5.2 in relation to the relevant Claim; or (b) where the Management Warrantors’ Representative has made a request pursuant to paragraph 5.2 in respect of the relevant Claim but the Management Warrantors have failed to provide a duly executed indemnity.

5.4	Each party shall at the written request of the other supply or procure the supply to, the other party at the relevant Target Group Company’s cost with all information, books, papers and other documents in the possession or under the control of that party in relation to the relevant Claim and shall give or procure the giving as appropriate of such reasonable co-operation as the party may reasonably request or require for the purpose of resisting any Claim.

6.	RECOVERY FROM OTHER PERSONS

6.1	If:

(a)	a Target Group Company or the Buyer is entitled to recover from any other person (including a Tax Authority) any sum in respect of any matter covered by this Schedule 4 or the Tax Warranties; and

(b)	the Management Warrantors have first agreed to indemnify the Buyer and the relevant Target Group Company against all reasonable costs and expenses which the Buyer and the relevant Target Group Company may reasonably and properly incur in connection with the taking of the following action, then the Buyer shall or shall procure that the relevant Target Group Company shall take all reasonable steps to enforce the recovery against the person in question (keeping the Management Warrantors fully informed of the progress of any action taken).

6.2	The Buyer shall inform the Management Warrantors’ Representative as soon as possible (and in any case, within 10 Business Days) on becoming aware of any potential entitlement of a Target Group Company or the Buyer to recover from any person who is not a Management Warrantor any sum in respect of any matter covered by this Schedule 4 or the Tax Warranties for which the Management Warrantors are or may be liable to make a payment.

6.3	If a Target Group Company or the Buyer recover from any third party any sum in respect of a liability for which a claim could be or has been made against the Management Warrantors under this Schedule 4 or the Tax Warranties an amount equal to the amount so recovered together with any interest or repayment supplement thereon (less the reasonable costs and expenses reasonably and properly incurred) shall:

37

(a)	if the Management Warrantors have at the time of the recovery made any payment under this Schedule 4 in respect of the matter, the amount shall be paid to the Management Warrantors by the Buyer within seven days of the recovery (provided that the amount paid to the Management Warrantors under this paragraph 6.3 shall not exceed the amount of the payment made by the Management Warrantors under this Schedule 4 or the Tax Warranties);

(b)	if any claim has been made by the Buyer under this Schedule 4 or the Tax Warranties but the Management Warrantors have not at the time of the recovery made payment in respect of that sum, the amount recovered shall be set against and reduce pro tanto the claim against the Management Warrantors.

6.4	No amount shall be dealt with or give rise to a payment from the Buyer under this paragraph 6 to the extent that any sum is taken into account in reducing any payment from, or gives rise to a repayment to, the insurer under the W&I Policy.

7.	Tax returns

7.1	The Buyer or its duly authorised agents shall, at the relevant Target Group Company’s cost:

(a)	prepare, submit and deal with (or procure the preparation and submission of) all Tax returns;

(b)	prepare, submit and deal with (or procure the preparation and submission of) all claims, elections, surrenders, disclaimers, notices and consents for Tax purposes; and

(c)	prepare, submit and deal with all correspondence and negotiation with any Tax Authority;

in respect of all periods relevant for Tax purposes of a Target Group Company for the period beginning on or before the Closing Date (the “Pre-Closing Date Accounting Period”).

7.2	The Buyer shall procure that:

(a)	the Management Warrantors’ Representative is kept fully informed of the progress of all material matters relating to the Tax affairs of the relevant Target Group Company in relation to the Pre-Closing Date Accounting Period; and

(b)	the Management Warrantors’ Representative will receive copies of all written correspondence with any Tax Authority insofar as it is relevant to the matters referred to in paragraph 7.1; and

(c)	the Management Warrantors’ Representative is consulted fully in relation to all material matters referred to in paragraph 7.1 and the Buyer shall incorporate or procure that there are incorporated any reasonable written comments of the Management Warrantors’ Representative in relation to such matters.

7.3	The Buyer shall procure that the Management Warrantors’ Representative is sent a draft of any Tax return of a Target Group Company relating to any accounting period ending after the Closing Date (if, in respect of such accounting period ending after the Closing Date, the Tax return relates to a matter (a “Relevant Matter”) which might affect the liability to Tax of the Management Warrantors or the liability of the Management Warrantors under paragraph 2) at least twenty (20) Business Days before its intended submission to any Tax Authority and shall procure that its final form contains such alterations as the Management Warrantors may reasonably require.

7.4	The Buyer shall further procure that the Management Warrantors’ Representative is sent a copy of any material correspondence received by or on behalf of the relevant Target Group Company which relates to any Tax return or computation in relation to Tax which concerns the Pre-Closing Date Accounting Period or any Relevant Matter and shall accept or procure the acceptance of any alteration reasonably required by the Management Warrantors to avoid or reduce the liability to Tax of the Management Warrantors or any liability under paragraph 2 of the Management Warrantors, to any correspondence, elections or claims to be sent by or on behalf of the relevant Target Group Company to any Tax Authority which relate to such Tax returns (having given the Management Warrantors’ Representative reasonable opportunity to consider and comment on any such correspondence, claims or elections prior to their being submitted). The Buyer shall and shall procure that the relevant Target Group Company shall co-operate with the Management Warrantors’ Representative and its advisers to the extent reasonably requested and make any appropriate and reasonably requested amendments to the said computations, Tax returns or other documents reasonably requested by the Management Warrantors’ Representative or its advisers prior to submission thereof.

38

8.	OVERPROVISIONS, understatements, tax refunds and savings

8.1	If a Target Group Company or the Buyer discovers (whether following a request by the Management Warrantors’ Representative pursuant to paragraph 8.3 or otherwise) that:

(a)	any provision for Tax in the Locked Box Accounts is (for reasons other than the availability of a Buyer’s Relief or a change in law after Closing) an overprovision (the amount of such overprovision being referred to as an “Overprovision”); or

(b)	a Target Group Company has received a refund of Tax in respect of a period for Tax purposes ending on or before the Locked Box Date (the “Tax Refund”) which was not taken into account in the Locked Box Accounts; or

(c)	Tax which has resulted in a payment by the Management Warrantors falling due pursuant to paragraph 2 of this Schedule 4 or under the Tax Warranties gives rise to an actual saving (the “Saving”) of Tax for a Target Group Company or the Buyer,

the Buyer shall, or shall procure that the relevant Target Group Company shall, as soon as reasonably practicable notify the Management Warrantors’ Representative in writing of such Overprovision, Tax Refund or Saving, as the case may be, giving full details thereof and supplying to the Management Warrantors’ Representative such information as the Management Warrantors’ Representative may reasonably require to verify the amount of such Overprovision, Tax Refund or Saving.

8.2	The amount of the Overprovision, Tax Refund or Saving referred to in paragraph 8.1 shall be:

(a)	set off against any payment then due from the Management Warrantors under this Schedule 4 or the Tax Warranties;

(b)	to the extent that it is not so set-off, a refund shall be made to the Management Warrantors for any previous payment or payments made by the Management Warrantors under this Schedule 4 or the Tax Warranties; and

(c)	the remainder shall be carried forward and set against any future payment or payments which become due from the Management Warrantors under this Schedule 4 or the Tax Warranties.

8.3	If a Target Group Company or the Buyer has been requested by the Management Warrantors’ Representative to consider whether there has been an Overprovision, Tax Refund or Saving, the Buyer shall, or shall procure that the relevant Target Group Company shall, duly consider whether there has been such an Overprovision, Tax Refund or Saving and provide full details of its findings to the Management Warrantors’ Representative, supplying such information as the Management Warrantors’ Representative may reasonably require to verify the amount of such Overprovision, Tax Refund or Saving, if any.

8.4	For the purposes of paragraph 8.1 a person obtains a Saving if as a result of Tax which results in a claim by the Buyer under paragraph 2 or the Tax Warranties that person is relieved in whole or in part of a liability to make some other payment of Tax which it would otherwise have been liable to make or receives a repayment of Tax which would not otherwise have been available.

8.5	For the purposes of paragraph 8.1, a Saving shall be deemed to arise when the relevant Target Group Company, the Buyer or any relevant member of the Buyer’s Group utilises the Saving, on the assumption that all reasonable endeavours had been made to obtain the Saving but not requiring the Relief relating to the Saving to be used in priority to any other Relief.

39

8.6	No amount shall be dealt with under this paragraph 8 to the extent that such amount is taken into account in reducing any payment due from, or gives rise to a re-payment to, the insurer under the W&I Policy.

9.	BUYER’S COVENANTS

9.1	The Buyer shall pay to the Management Warrantors an amount equal to any tax liability of the Management Warrantors relating to any of the following Events occurring or deemed to occur for Tax purposes after the Closing Date:

(a)	a Target Group Company or any member of the Buyer’s Group failing to pay any Tax for which it is liable and for which the Buyer would not have been entitled to make a claim against the Management Warrantors under paragraph 2 or for breach of the Tax Warranties if the relevant Target Group Company or the relevant member of the Buyer’s Group had paid that liability; or

(b)	a Target Group Company or any member of the Buyer’s Group ceasing to be resident in its jurisdiction of residence for Tax purposes.

9.2	Any payment made by the Buyer under paragraph 9.1 shall be made ten (10) Business Days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties.

9.3	The Buyer shall pay the Management Warrantors an amount equal to all costs and expenses reasonably and properly incurred by the Management Warrantors in connection with any tax liability as described in paragraph 9.1.

10.	withholding and tax

10.1	If the Management Warrantors are required by law to make any deduction or withholding from any payment under this Schedule they shall make that deduction or withholding and the sum due in respect of that payment shall be increased to the extent necessary to ensure that after the making of the deduction or withholding the Buyer receives and retains (free of any liability in respect of the deduction or withholding) a net sum equal to the sum which it would have received and retained had no deduction or withholding been required to be made.

10.2	If any payment under this agreement is subject to Tax in the hands of the Buyer the Management Warrantors shall within seven days of notice in writing being served on them by the Buyer pay to the Buyer a further amount or amounts as shall ensure that the net amount received in respect of that payment after Tax is the same as it would have been had the payment not been subject to Tax.

11.	reduction of consideration

Any amounts payable by the Management Warrantors pursuant to this Schedule 4 shall be deemed so far as is possible to constitute a reduction in the consideration payable under the Share Purchase Agreement

40